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                                                                     EXHIBIT 5.1

                                                   January 31, 2001

Cabletron Systems, Inc.
35 Industrial Way
Rochester, NH 03867

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 90,000 shares of common stock, par value $0.01 per share (the "Shares"), of Cabletron Systems, Inc., a Delaware corporation (the "Company"), in connection with the resale of the Shares by Jeffrey Churchill as described in the Registration Statement.

     For purposes of this opinion, we have examined the Registration Statement and such other documents as we have deemed appropriate.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued and are fully paid and non-assessable.

     We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                              Very truly yours,



                              /s/Ropes & Gray
                              Ropes & Gray